EXHIBIT 10.49

Salix Pharmaceuticals

2006 Board of Directors Compensation Structure

	John Chappell	Thomas D’Alonzo	Richard Franco	William Keane	William Harral, III
Annual Fees:
Annual Retainer	$75,000	$20,000	$20,000	$20,000	$20,000
Audit Committee Chair	—	—	—	6,000	—
Audit Committee Member	—	6,000	6,000	6,000	6,000
Compensation Committee Chair	—	6,000	—	—	—
Nominating/Governance Committee Chair	—	—	6,000	—	—

Total Annual Fees	$75,000	$32,000	$32,000	$32,000	$26,000

Amount due Quarterly	$18,750	$8,000	$8,000	8,000	$6,500

Daily Board of Director’s Meeting Fees:

Face-to-face meeting—$2,000 per day

Telephonic meeting—$1,000 per call

Audit committee meeting—$500 per meeting